Exhibit 10.12

COLLECTIVE BRANDS, INC.

2011 PERFORMANCE SHARE UNIT AGREEMENT

Pursuant to the terms and conditions of the 2006 Collective Brands, Inc. Stock Incentive Plan (the “2006 Plan”), you have been granted the performance share units outlined below:

Granted to:	name
SSN

Grant Date:	date

Performance Share Units Granted:	units

Expiration Date:	expiration

Performance Metrics & Vesting Schedule:

If the following 2011 EBITDA results for CBI are met for Fiscal 2011 (the “Performance Period”), the performance share units will be converted to shares of restricted stock. Any performance shares converted to restricted stock (the number of resulting shares which are determined by the percentages below) will vest in 1/3 increments on March 24, 2012, March 24, 2013 and March 24, 2014:

Achieve less than 85% of plan	No shares will vest
Achieve 85% of plan	25% of shares will vest
Achieve 90% of plan	50% of shares will vest
Achieve 95% of plan	75% of shares will vest
Achieve 100% of plan	100% of shares will vest
Achieve 105% of plan	125% of shares will vest
Achieve 110% of plan	150% of shares will vest

The number of shares to be vested will be interpolated between each performance level if actual 2011 EBITDA results are greater than 85% of plan.

In addition to the Company performance requirements, the Board of Directors reserves the right to cancel all or part of this Award, at its absolute discretion, based on individual performance.

Collective Brands, Inc. has caused this Agreement, which includes the Terms and Conditions contained on the following pages (and by this reference incorporates the terms of any Non-Competition and Company Work Product Agreement entered into between the parties), to be executed in its corporate name and Executive has executed the same in evidence of the Executive’s acceptance hereof upon the terms and conditions herein set forth as of the grant date shown above. By accepting this award, Executive agrees to conform to all terms and conditions of this Agreement and the 2006 Plan.

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TERMS AND CONDITIONS

The Committee under the 2006 Stock Incentive Plan (“2006 Plan”) of Collective Brands, Inc., a Delaware corporation, has approved granting Executive performance share units to be settled in Restricted Stock, if at all, on the terms and subject to the conditions set forth in this Agreement.

Therefore, the Company and Executive hereby agree as follows:

1. The Company hereby grants to Executive, in the aggregate, the number of performance share units, to be settled in Restricted Stock which shall be subject to the terms, conditions and adjustments set forth in this Agreement and the 2006 Plan.

2. If the Performance Metric conditions set forth on page 1 of this Agreement are satisfied, your performance share units will be converted to shares of Restricted Stock and the Restricted Stock will vest in accordance with the vesting schedule on page 1. The Company shall hold the certificates for the Restricted Stock in custody until the restrictions thereon shall lapse, at which time the Company shall deliver the certificates for such shares to Executive or place the shares in an account at the brokerage firm administering the 2006 Plan, less any required withholding.

3. The restrictions on the Restricted Stock are that the shares (i) may not be sold, assigned, conveyed, transferred, pledged, hypothecated or otherwise disposed of, and (ii) shall be returned to the Company forthwith, and all of the Executive’s rights to such shares shall immediately terminate without any payment or consideration by the Company regardless of any notice period or period of pay in lieu of such notice required under local statute or at common law, on the earlier of (a) the date established by the Company on which your employment with the Company terminates, or (b) the date your employment with the Company terminates, if Executive’s continuous employment with the Company or any Subsidiary shall terminate for any reason except for Executive’s death, termination for “good reason” (if applicable), or involuntary termination without “cause”, as provided in Sections 7 and 8.

4. Executive agrees to abide by the terms of any Non-Competition and Company Work Product Agreement entered into by the parties, the terms of which are incorporated by reference into this Agreement. Executive further agrees that, subject to Section 5 of this Agreement, (a) no later than the date(s) as of which the restrictions on the Restricted Stock shall lapse with respect to all or any of the shares of Restricted Stock covered by this Agreement, Executive shall pay to the Company (in cash or shares of Company common stock whose Fair Market Value on the date the Restricted Stock vests is equal to the amount of Executive’s tax withholding liability) or make other arrangements satisfactory to the Committee regarding payment of any Federal, state or local taxes of any kind required by law to be withheld with respect to the shares of Restricted Stock for which the restrictions shall lapse; and (b) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Executive any Federal, state or local taxes of any kind required by law to be withheld with respect to the shares of Restricted Stock.

5. If Executive properly elects, within thirty (30) days after the Performance Metrics are met and the units are converted to Restricted Stock and made to Executive subject to restrictions, to include in gross income for Federal income tax purposes an amount equal to the fair market value of the shares of Restricted Stock, Executive shall pay to the Company, or make other arrangements satisfactory to the Committee to pay to the Company as of the election date, any Federal, state or local taxes required to be withheld with respect to such shares. If Executive fails to make such payments, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Executive any Federal, state or local taxes of any kind required by law to be withheld with respect to such shares.

6. The restrictions on the Restricted Stock shall lapse on the date(s) indicated on page 1 and with respect to the corresponding number of shares resulting from the conversion of performance share units to Restricted Stock upon attainment of the Performance Metric conditions, subject to all the other terms and conditions of this Agreement.

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7. Notwithstanding the foregoing, if (i) Executive ceases to be an employee of the Company by reason of death and (ii) Executive has been in the continuous employment of the Company from the Grant Date shown above through the date of death, then the restrictions shall lapse as to all shares of Restricted Stock (resulting from the conversion of performance share units to Restricted Stock upon attainment of the Performance Metrics) on the date of the Executive’s death.

8. Notwithstanding the foregoing, (a) if Executive is the Chief Executive Officer of the Company on the Grant Date and Executive’s employment with the Company is involuntarily terminated without “cause” (as that term is defined in Executive’s employment agreement with the Company) or Executive terminates his employment for “good reason” (as that term is defined in Executive’s employment agreement with the Company), then all shares of Restricted Stock under this Agreement (resulting from the conversion of performance share units to Restricted Stock upon attainment of the Performance Metrics) that would have vested during the twenty four (24) month period immediately following Executive’s termination, if Executive’s employment was not terminated, shall immediately vest and (b) if Executive is a designated member of the Company’s Executive Committee (other than the Chief Executive Officer) on the Grant Date and Executive’s employment with the Company is involuntarily terminated without “cause” (as that term is defined in Executive’s employment agreement with the Company), then all shares of Restricted Stock under this Agreement (resulting from the conversion of performance share units to Restricted Stock upon attainment of the Performance Metrics) that would have vested during the twelve (12) month period immediately following Executive’s termination, if Executive’s employment was not terminated, shall immediately vest.

9. If there is (i) any change in the capital structure of the Company through merger, consolidations, reorganization, recapitalization, spin-off or otherwise, (ii) any dividend on the Restricted Stock, payable in common stock of the Company, or (iii) a stock split or a combination of shares, the Board shall make appropriate adjustments in the number of shares relating to Restricted Stock, which resulted from the conversion of the performance share units under this Agreement, as it deems equitable, in its absolute discretion.

10. If a Change of Control as defined under the 2006 Plan occurs and Executive is actively employed on the date of such event, then from and after such date, the restrictions on all Restricted Stock which resulted from the conversion of the performance share units under this Agreement shall immediately lapse.

11. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company to terminate the Executive’s employment at any time, in the absence of a specific agreement to the contrary.

12. If the Company determines that the listing, registration or qualification of any shares of stock is necessary or desirable as a condition of or in connection with the Restricted Stock under this Agreement resulting from the conversion of the performance share units, then delivery of certificates for such shares of Restricted Stock or placement of shares into an account shall not be made until such listing, registration or qualification shall have been completed.

13. So long as this Agreement shall remain in effect, the Company will furnish to Executive, as and when available, a copy of any prospectus issued with respect to the shares of stock covered hereby, and also copies of all material hereafter distributed by the Company to its shareowners.

14. This Agreement shall be governed by the laws of the State of Delaware, except that the terms of any Non-Competition & Work Product Agreement between the parties that is incorporated by reference herein shall be governed by the laws of the State of Kansas. This Agreement may not be modified except in writing signed by both parties.

15. Executive acknowledges that Executive has received a copy of the 2006 Incentive Stock Plan and/or Plan Summary, as such Plan is in effect on the date of this Agreement, has read and understands the terms of the 2006 Plan and of this Agreement, and agrees to all the terms and conditions provided for in the 2006 Plan and in this Agreement.

16. Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms herein which are defined in the 2006 Plan have the same definitions as provided in the 2006 Plan.

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